Exhibit 5

Corporate Law Solut ions A Professional Law Corporation Gregory W. Preston, Esq. Managing Director
CLS	2112 Business Center Dr., 2nd Floor Irvine, California 92612---7135	Direct Dial: 949.252.9252 Facsimile: 949.757.0667
Email: gpreston@corp-law.com

September 20, 2006

Point Center Mortgage Fund I, LLC
c/o Point Center Financial, Inc.
30900 Rancho Viejo Road
Suite 100
San Juan Capistrano, CA 92675

Re:	Post-Effective amendment No. 2 to Registration Statement on Form S-11,
Registration No. 333-118871

Gentlemen and Ladies:

This firm has acted as legal counsel to Point Center Mortgage Fund I, LLC, a Delaware limited liability company (the "Company"), in connection with the review of the Company's Post-Effective Amendment No. 2 to its Registration Statement on Form S-11 (Registration No. 333-118871) (the "Registration Statement") which has been filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act") for the purpose of registering $500,000,000 worth of units of limited liability company interest in the Company (the "Units").

In connection with the Registration Statement, this firm has examined the proceedings taken and proposed to be taken by the Company in connection with the sale and issuance of the Units. For purposes of this opinion, we have assumed that such proceedings will be timely and properly completed, in the manner contemplated by the Registration Statement,.

It is the opinion of this firm that, upon conclusion of the proceedings being taken or contemplated to be taken, prior to the issuance of the Units in order to permit such issuance to be carried out in accordance with federal securities laws and the securities laws of the various states where required, the Units, when sold in the manner described in the Registration Statement, will be legally issued, fully paid and nonassessable.

This opinion is effective up to and including the date of this opinion, and this firm expressly declines any undertaking to advise you of any matters arising subsequent to the date hereof which would cause us to amend any portion of the foregoing in whole or in part. This opinion is limited to the matters expressly set forth herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent the use of this firm's name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof under the caption "Legal Matters."

Sincerely, CORPORATE LAW SOLUTIONS

By:	/s/ Gregory W. Preston
Gregory W. Preston, Esq.
Managing Director